Exhibit 99.1

PRESS RELEASE

Mellanox Technologies, Ltd.

Press/Media Contact

Allyson Scott

McGrath/Power Public Relations and Communications

+1-408-727-0351

allysonscott@mcgrathpower.com

Investor Contact

Jeffrey Schreiner

Mellanox Technologies

+1-408-419-0523

jschreiner@mellanox.com

Israel PR Contact

Sharon Levin

Gelbart Kahana Investor Relations

+972-3-6070567

sharonl@gk-biz.com

Mellanox Technologies Completes Acquisition of EZchip

Expands addressable market by 20%

Accretive to earnings per share from day one

Combines highly successful engineering teams, technologies, and products

SUNNYVALE, CA and YOKNEAM, ISRAEL — February 23, 2016 — Mellanox® Technologies, Ltd. (NASDAQ: MLNX), a leading supplier of end-to-end interconnect solutions for servers and storage systems, today announced that it completed the acquisition of EZchip (NASDAQ: EZCH; TASE: EZCH), a leader in high-performance processing solutions for carrier and data center networks, at a total purchase price of approximately $811 million (approximately $606 million net of cash).

Effective today, each outstanding share of EZchip ordinary shares shall be deemed to have been transferred to Mellanox, entitling the holder thereof to receive $25.50 in cash without interest and less any applicable withholding taxes. Following the merger, EZchip shares ceased to be traded on the NASDAQ and Tel-Aviv Stock Exchanges.

The EZchip acquisition is a further step in Mellanox’s strategy to become the leading broad-line supplier of intelligent interconnect solutions for the data center. The combined company will deliver diverse and robust solutions, enabling customers to meet growing demands of data-intensive applications used in high-performance computing, Web 2.0, cloud, network security, data center, enterprise, telecom, database, financial services and storage environments.

“As our largest ever acquisition, we are confident the integrated teams of EZchip and Mellanox can deliver future value to our shareholders,” said Eyal Waldman, President and CEO of Mellanox. “We look forward to working together as a combined company building a leading intelligent, end-to-end interconnect, and network processing company. “This will enable Mellanox to add intelligence, and application offloads to the interconnect, which is a trend we are seeing in data centers, and expect to take dominant share in this transition.”

In connection with the transaction, J.P. Morgan Securities LLC acted as exclusive financial adviser, and provided a financing commitment to Mellanox, and Herzog Fox & Neeman and Latham & Watkins LLP acted as Mellanox’s legal counsel.

Updated First Quarter 2016 Guidance (Including 5-weeks of EZchip contribution)

We currently project:

•                  Quarterly revenues of $190 million to $195 million

•                  Non-GAAP gross margins of 71 percent to 72 percent

•                  An increase in non-GAAP operating expenses of 8 percent to 10 percent

•                  Share-based compensation expense of $13.8 million to $14.3 million

•                  Non-GAAP diluted share count of 48.7 million to 49.2 million shares

Conference Call

Mellanox will conduct a conference call at 8:00 a.m. Eastern Time, Tuesday, February 23, 2016. To listen to the call, participants can dial +/-888-632-3384 approximately ten minutes prior to the start time. A webcast of the live and archived call will be available on the investor relations section of the Mellanox website at http://ir.mellanox.com.

About Mellanox

Mellanox Technologies is a leading supplier of end-to-end InfiniBand and Ethernet intelligent interconnect solutions and services for servers and storage. Mellanox intelligent interconnect and processing solutions increase data center efficiency by providing the highest throughput and lowest latency, delivering data faster to applications and unlocking system performance capability. Mellanox offers a choice of fast interconnect products: adapters, switches, software, cables and silicon that accelerate application runtime and maximize business results for a wide range of markets including high-performance computing, enterprise data centers, Web 2.0, cloud, storage, telecom and financial services. More information is available at www.mellanox.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements, statements related to the accretivness of the transaction. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs and certain assumptions made by us, all of which are subject to change.

Forward-looking statements can often be identified by words such as “projects,” “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include the continued expansion of our product line, customer base and the total available market of our products, the continued growth in demand for our products, the continued, increased demand for industry standards-based technology, our ability to react to trends and challenges in our business and the markets in which we operate, our ability to anticipate market needs or develop new or enhanced products to meet those needs, the adoption rate of our products, our ability to establish and maintain successful relationships with our OEM partners, our ability to effectively compete in our industry, fluctuations in demand, sales cycles and prices for our products and services, our success converting design wins to revenue-generating product shipments, the continued launch and volume ramp of large customer sales opportunities, and our ability to protect our intellectual property rights. Furthermore, the majority of our quarterly revenues are derived from customer orders received and fulfilled in the same quarterly period. We have limited visibility into actual end-user demand as such demand impacts us and our OEM customer inventory balances in any given quarter. Consequently, this introduces risk and uncertainty into our revenue and production forecasts and business planning and could negatively impact our financial results. In addition, current uncertainty in the global economic environment poses a risk to the overall economy as businesses may defer purchases in response to tighter credit conditions, changing overall demand for our products, and negative financial news. Consequently, our results could differ materially from our prior results due to these general economic and market conditions, political events and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission.

More information about the risks, uncertainties and assumptions that may impact our business is set forth in our Form 10-Q filed with the SEC on October 30, 2015, and our annual report on Form 10-K filed with the SEC on March 2, 2015. All forward-looking statements in this press release, including the guidance for the three months ended March 31, 2016, are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Mellanox is a registered trademark of Mellanox Technologies, Ltd. All other trademarks are property of their respective owners.

###